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21.1


                                       SUBSIDIARIES OF BUSINESS


Registered Name                                            Domicile     Owner       %     Status
(business is conducted under the registered names)                                 held

Digital Financial Service Limited                         Hong Kong     Sancon      100   Inactive
Sancon Recycling Pty Ltd                                  Australia     Sancon      100    Active

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